Exhibit (2)(k)(1)

CONFIDENTIAL

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of July 12, 2023 (the “Effective Date”) by and among:

1.

SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”), and ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS” and collectively with SS&C Tech, “SS&C”);

2.

Carlyle Credit Income Fund, a Delaware statutory trust, registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a non-diversified, closed-end management investment company (“Fund”); and

3.

Carlyle Global Credit Investment Management L.L.C., a limited liability company organized in the State of Delaware, in connection with its investment management services for Fund (“Investment Manager”).

SS&C Tech, SS&C ALPS, SS&C, Fund and Investment Manager each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.    As used in this Agreement, the following terms have the following meanings:

(a)    “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)    “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)    “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)    “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)    “Client Data” means all data of Fund (or, if an Investment Manager entity receives Services, such entity), including Fund Confidential Information, and any data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)    “Confidential Information” means, with respect to any Party, any information of or relating to such Party or its Affiliates, including their respective business, affairs, products, partners, employees, clients and suppliers and this Agreement and its terms, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)    “Controller” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable.

(h)    “Data Supplier” means a third-party supplier of Market Data.

(i)    “DPA” means the Cayman Islands Data Protection Act (2021 Revision), as it may be revised from time to time (“Act”), together with any applicable regulations made thereunder, to the extent applicable to Fund and SS&C in the provision of Services under this Agreement.

(j)    “EEA” means the European Economic Area.

(k)    “EU GDPR” means the General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, the effective date of which is 25 May 2018,

including any applicable data protection legislation or regulations or standard contractual clauses implementing or supplementing it, and any successor legislation in any relevant jurisdictions in which relevant Services are provided to Fund by SS&C from time to time, and including any amendments or re-enactments.

(l)    “GDPR” means the EU GDPR and the UK GDPR, as applicable, in each case to the extent applicable to Fund and SS&C in the provision of Services under this Agreement.

(m)    “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of trustees or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures and investment advisory agreements, all as amended from time to time.

(n)    “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(o)    “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the Party upon which compliance with such Law is being required or that is applicable to its business.

(p)    “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest or applicable taxes or other losses of any kind.

(q)    “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(r)    “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(s)    “Personal Data” has the meaning given to “personal data” in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable such as the types of personal data set out in Schedule B and as set forth in SS&C’s privacy statement on the SS&C webpage at https://www.ssctech.com/about/privacy.

(t)    “Personal Data Breach” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable.

(u)    “Processor” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable.

(v)    “Services” means the services listed in Schedule A.

(i)    “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(x)    “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(y)    “Standard Contractual Clauses or SCCs” means the standard contractual clauses for the transfer of personal data to third countries pursuant to the GDPR, as set out in the Annex to European Commission Implementing Decision (EU) 2021/914 of 4 June 2021 (or any subsequent clauses that may amend or supersede such standard contractual clauses (to include the UK Addendum to the extent required under the UK GDPR)). For the purpose of this Agreement, “UK Addendum” means the UK Addendum to the Standard Contractual Clauses published by the UK supervisory authority, the Information Commissioner’s Office and effective 21 March 2022.

(z)    “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(aa)    “UK GDPR” means the Data Protection Act 2018 and the EU GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal)

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Act 2018 as modified by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, to the extent applicable to Fund and SS&C in the provision of Services under this Agreement.

(bb)    “UK Personal Data” means any personal data to the extent that UK GDPR applies to the processing of such personal data or the extent that a data subject is a resident of the United Kingdom.

1.2.    “data subject”, “international organisation”, “process/processing”, “representative”, “special categories of personal data”, “supervisory authority,” “third country” and other terms not otherwise defined shall each have the meaning ascribed to them under applicable Law. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.    Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.    Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.    The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.    Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Fund. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Any Fund requests to change the Services, including those necessitated by a change to the Governing Documents of Fund or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2.    Fund agrees to pay, the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time in accordance with the terms set forth in the Fee Letter. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by Fund shall not limit SS&C’s rights of recourse against Fund.

2.3.    In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to (i) one or more of its Affiliates, with the written consent of Fund if required by applicable Law or (ii) with the prior written consent of Fund, other Persons (any such required consent to such delegation not be unreasonably revoked or withheld in respect of any such delegations), it being understood that it would be reasonable for any such required consent to be withheld if such proposed delegate were unable or unwilling to make representations analogous to those contained in Section 7.4), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of processing Personal Data under this Agreement, SS&C as Processor has the general authorization of Fund as Controllers for the engagement of delegates as sub-processors and, such delegation shall be subject to a written agreement obliging the delegate as sub-processor to comply with the applicable Laws (including data protection law) relevant to delegated duties and obligations of SS&C including those set out in Section 9 (Data Protection), and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to provide transparency and to enable Fund to object to a particular arrangement. SS&C shall be responsible for the acts and omissions of any delegate.

2.4.    After the Initial Term of the Agreement and on each year thereafter, all fees reflected in Fee Letter will incur an annual cost of living increase as described in Fee Letter.

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3.	Responsibilities

3.1.    The management and control of Fund are vested exclusively in Fund’s board of directors (the “Board”) and its officers, subject to the terms and provisions of Fund’s Governing Documents. Investment Manager is empowered by Fund to manage the investment program of Fund. Without limiting the foregoing, Fund shall:

(a)    Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b)    Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and reasonably promptly inform SS&C of any errors it is in a position to identify.

(c)    Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d)    Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items reasonably requested by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.    The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.    Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. Fund will notify SS&C in writing of any changes to Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring compliance by Fund with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.    In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund to any Person other than an employee of an Affiliate or Investment Manager who is authorized by Fund and does provide services to the Fund related to the Services provided under this Agreement, or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Fund or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.    Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents and any other material Fund agreements. Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6.    Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith SS&C Associates shall be entitled to reasonably rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates from Fund, its employees, Affiliates or agents, in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

3.7.    Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Fund, or as applicable, Investment Manager, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Fund will make available to and SS&C Associates may request advice from counsel for any of Fund, Fund’s independent board members, its officers, or Investment Manager (including its investment adviser or sub-adviser), each at Fund’s expense.

3.8.    Fund agrees that, to the extent applicable, if officer position(s) are filled by SS&C Associates, such SS&C Associate(s) shall be covered by Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and Fund

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shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of Fund after such persons are no longer officers of Fund; or (iii) continued in the event Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). If officer position(s) are filled by SS&C Associates, Fund shall provide SS&C with proof of current coverage, including a copy of the Policy, and shall notify SS&C immediately should the Policy be cancelled or terminated.

4.	Term

4.1.    The initial term of this Agreement will be from the Effective Date through the date ending three (3) years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one (1) year each “unless either SS&C or Fund provides the other Party with a written notice of termination at least 180 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.    SS&C or Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)    The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)    The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action and/or an Action involving fraud, willful misconduct, criminal activities, or material violation of applicable Law that the terminating Party reasonably determines could cause reputational harm, or (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.    Upon the receipt of SS&C of a termination notice from Fund, SS&C shall (a) continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A and/or Fee Letter executed by both Parties; and (b) provide reasonable exit assistance by promptly supplying requested Client Data to the applicable Fund or Investment Manager, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services, although such formats of Client Data shall not be proprietary to SS&C so long as it meets the definition of Client Data. As used herein, “reasonable exit assistance” shall not include requiring SS&C to (i) assist any new service or system provider to modify, to alter, to enhance or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) disclose any protected information of SS&C, including the proprietary information of SS&C or its affiliates or (iii) develop conversion software, to modify any of SS&C’s software, or to otherwise alter the format of the data as maintained on any provider’s system. For the avoidance of doubt, Fund shall be obligated to pay SS&C all due fees, charges and expenses upon termination, including reasonable costs related to exit assistance. In the event of the termination of this Agreement, Fund wishes to retain SS&C to perform conversion, transition or post-termination services, including providing data and reports in new formats and converting data from SS&C’s systems to a different format, Fund and SS&C shall agree in writing to the additional services and related fees and expenses in a statement of work or amendment to Schedule A and/or Fee Letter, as appropriate. Should either Party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by Fund.

5.3.    Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 5.2 (as applicable), 6, 8, 9, 10, 11, 12 and

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13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Fund after the termination of this Agreement, all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.4.    Any Person, including an investment fund or its general partner, may be joined to this Agreement upon the execution of a written amendment hereto; provided, that no then-current Fund that is a Party to the Agreement is required to consent in writing or otherwise to the addition of any such Person to this Agreement except Investment Manager and the Person being added as a Party.

6.	Limitation of Liability and Indemnification

6.1.    Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Fund or any other Person for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the negligence, only up to $250,000 of Losses as specified in Section 6.2, gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. The following Losses shall be considered direct Losses: (i) the cost of providing notice to affected individuals, Government Authorities, credit bureaus or other entities; (ii) the cost of providing affected individuals with credit protection services for a reasonably limited period of time; and (iii) call center support for such affected individuals for a reasonably limited period of time. Except with respect to SS&C’s out-of-pocket expenses and judgements awarded against and payable by SS&C resulting in a Third Party Claim for which SS&C is entitled to indemnification by Client under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Fund shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including reasonable and documented outside counsel legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Fund on a quarterly basis prior to the final disposition of such matter upon receipt by Fund of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The fees of reputable counsel shall be deemed reasonable. The maximum amount of cumulative liability of SS&C Associates to Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by Fund to SS&C under this Agreement for the most recent 24 months immediately preceding the date of the event giving rise to the Claim.

6.2.    Notwithstanding Section 6.1, with respect to direct Losses of Fund finally determined by a court of competent jurisdiction to have resulted solely from the negligence of any SS&C Associate with respect to violations of Law applicable to SS&C, its breaches of Sections 9.6 and 9.7 or its breaches of Sections 11.1 and 11.2, SS&C shall be responsible for up $250,000 of such Losses. SS&C shall not be entitled to indemnification of the first $250,000 of Losses resulting from the negligence of any SS&C Associate with respect to violations of Law applicable to SS&C, its breaches of Sections 9.6 and 9.7 or its breaches of Sections 11.1 and 11.2.

7.	Representations and Warranties

7.1.    Each Party represents and warrants to each other Party that:

(a)    It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)    Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)    It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

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(d)    The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.    Fund represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and has filed for registration with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company; (iii) it is empowered under applicable laws and by its Declaration of Trust and Bylaws (together, the “Organizational Documents”) to enter into and perform this Agreement; (iv) the Board of Trustees of Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it or its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

7.3.    SS&C represents to Fund that it shall provide the Services in accordance with Laws applicable to SS&C, including the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as applicable to SS&C for the Services as set forth in Schedule A, SS&C will comply with all applicable provisions of anti-corruption laws, including but not limited to the United States Foreign Corrupt Practices Act and all other applicable anti-corruption/bribery laws, and will not offer, pay, promise to pay or authorize the payment of any money or anything of value to any government official or employee or any political party, party official or candidate for political office for the purpose of inducing or rewarding any favorable action in any commercial transaction or in any governmental matter in violation of such laws.

7.4.    SS&C represents and warrants to Fund that:

(a)    To its knowledge, none of the software owned or other information technology systems owned, leased or licensed by SS&C and used to provide the Services contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Client Data or Confidential Information maintained by SS&C.

(b)    It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide Fund with a summary of its business continuity policies, and covenants that it will test its business continuity procedures at least annually.

(c)    It has implemented and maintains policies and procedures that are reasonably designed to protect against unauthorized access to or use of Client Data and Confidential Information maintained by SS&C Associates.

Client Data

8.1.    Fund will use commercially reasonable efforts to (i) provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is reasonably acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and Fund, all Client Data shall remain the property of Fund. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from an authorized officer of Fund or Investment Manager with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.    SS&C shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to Fund or Fund’s designee in accordance with Section 5.2 of this Agreement.

8.3.    Client Reviews. Upon at least 30 days’ written notice from Fund to SS&C, Fund, through its staff or agents (other than any Person that is a competitor of SS&C), and Government Authorities with jurisdiction over Fund (each a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by SS&C to provide the Services and meet SS&C’s confidentiality and information security obligations under this Agreement (a “Review”). Fund shall accommodate SS&C requests to reschedule any Review based on the availability of required resources. With respect to any Review, Fund shall:

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(a)    Ensure that the Review is conducted in a manner that does not disrupt SS&C’s business operations.

(b)    Pay SS&C costs, including staff time at standard rates.

(c)    Comply, and ensure that Reviewers comply, with SS&C’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(d)    Ensure that all Reviewers are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement (which Client shall provide to SS&C upon request).

(e)    Except for mandatory Reviews by Government Authorities, be limited to 1 Review per calendar year.

9.	Data Protection

9.1.    From time to time and in connection with the Services, SS&C may obtain access to certain Personal Data from Fund, Investment Manager or from Fund investors and prospective investors. The Parties acknowledge and agree that, with regard to the processing of any Personal Data SS&C obtains in relation to the Agreement, Fund is the Controller and SS&C is the Processor acting on behalf of Fund.

9.2.    For the purposes of GDPR and DPA, and to the extent GDPR, and/or DPA, as applicable, applies to the Fund as Controllers and SS&C as Processor in the provision of Services under this Agreement, the Parties acknowledge that SS&C acts as the Processor and the Fund acts as the Controller of such Personal Data, as is processed under this Agreement for the purpose of performing the Services. The subject matter, duration, nature, purpose, type of Personal Data, and the categories of data subjects in respect of the processing of the Personal Data are set out in Schedule B. The Parties shall, acting reasonably, from time to time agree such changes to Schedule B as necessary to meet the requirements of GDPR and/or DPA, as may be applicable.

9.3.    In processing the Personal Data on behalf of Fund, SS&C acting as a Processor shall:

(a)     comply with its applicable obligations as a Processor under (i) GDPR, including those requirements set out in Articles 28 (Processor), 29 (Processing under the authority of the controller or processor), Article 30 (Records of processing activities), 31 (Cooperation with the supervisory authority) and 32 (Security of processing) of GDPR, and (ii) DPA, if any, and implement and maintain appropriate technical and organizational measures in relation to the processing of Personal Data designed to ensure the security of any processing of Personal Data, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons;

(b)    not disclose or use any Personal Data obtained from or on behalf of Fund, except in accordance with the documented lawful instructions of Fund, to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with Fund, and to comply with applicable Law including GDPR and DPA;

(c)    notify Fund without undue delay after becoming aware of a relevant Personal Data Breach and provide reasonable assistance to Fund in its notification of that Personal Data Breach to the relevant supervisory authority and those data subjects affected as set out in Articles 33 (Notification of a personal data breach to the supervisory authority) and 34 (Communication of a personal data breach to the data subject) of GDPR and the equivalent provisions of DPA, in each case taking into account the nature of processing and the information available to SS&C. Upon becoming aware of a Personal Data Breach, Fund is responsible for making notifications related to a Personal Data Breach that Fund is required to make by applicable Law;

(d)    provide reasonable assistance to Fund in their obligations to respond to requests from data subjects in relation to the exercise of data subjects’ rights laid down in GDPR and/or DPA, as applicable, insofar as possible by appropriate technical and organisational measures taking into account the nature of the processing and the information available to SS&C;

(e)    provide reasonable assistance to Fund in their data protection impact assessment and their prior consultation with the relevant supervisory authority as set out in Articles 35 (Data protection impact assessment) and 36 (Prior Consultation) of GDPR, taking into account the nature of processing and the information available to SS&C. Staff time for this purpose in excess of 10 hours per services agreement in any year shall be chargeable at SS&C standard rates together with any expenses;

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(f)    only grant access to the Personal Data to: (i) employees or other personnel who require access to the Personal Data to enable SS&C to perform its obligations under the Agreement; (ii) any persons who require access to the Personal Data to enable SS&C to perform its obligations under this Agreement; or (iii) as permitted under Section 2.3 and, in each case, ensure that any such persons authorized to process the Personal Data and, in each case, ensure that such Persons are subject to a duty of confidence in respect of the Personal Data that is equal to or greater SS&C’s duties under this Agreement;

(g)    only transfer the Personal Data to, or access or process the Personal Data in, any country outside the EEA (in the case of EU Personal Data) and UK (in the case of UK Personal Data) and the Cayman Islands in accordance with EU GDPR, UK GDPR, and DPA, as applicable, and including, where applicable, as a result of a data transfer agreement containing the relevant Standard Contractual Clauses (deemed equivalent in the Cayman Islands for the purpose of the DPA);

(h)    at the request of Fund and upon reasonable notice and access arrangements agreed in writing with Fund: (i) make available to Fund all information necessary to demonstrate SS&C’s compliance with the obligations laid down in this Section 9 (Data Protection) and (ii) allow for and contribute to audits, including inspections, conducted by Fund or Fund’s designated auditor and/or any Government Authority in each case taking into account the nature of processing and the information available to SS&C;

(i)    on termination of this Agreement or as otherwise instructed by Fund, erase or return (on Fund’s election) the Personal Data (including all existing copies thereof) to Fund, and as instructed by Fund, in accordance with the terms of this Agreement and provide Fund with written confirmation of any such erasure, provided that SS&C shall be entitled to retain the Personal Data to the extent required by, and in accordance with, applicable Law or SS&C relevant policy and subject to the confidentiality obligations set forth in Section 11; and

(j)    promptly notify Fund and provide reasonable assistance, where it becomes aware of any data subject complaint in relation to the handling of Personal Data, or any communication by a relevant supervisory authority in relation to the Personal Data, which is in each case processed pursuant to the Agreement (unless the relevant Party is prohibited from making such notification under any applicable Law or by any Governmental Authority).

9.4.    Fund shall comply at all times with its applicable obligations as Controller under GDPR and DPA, as applicable. Fund agrees to ensure that all relevant data subjects for whom SS&C will process Personal Data on their behalf as contemplated by this Agreement are fully informed of such processing, including, where relevant, the processing of such data outside the European Union (in the case of EU Personal Data), the United Kingdom (in case of UK Personal Data) and the Cayman Islands, and if applicable provide consent for GDPR and/or DPA compliance purposes.

9.5.    Without prejudice to SS&C’s obligations under Section 9.3 and in accordance with applicable Law, SS&C will implement and maintain reasonable technical, administrative and physical safeguards to protect Client Data from accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission and storage of Client Data, (ii) installation and maintenance of firewalls configured to protect Client Data, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) an intrusion and vulnerability management program, (iv) tracking and monitoring access to network resources and Client Data, (vii) control access to physical hardware that contains Client Data, (viii) distributed denial of service mitigation services, (ix) a reasonable program for disposal of documents and media containing Client Data, and (x) procedures for the maintenance of Client Data. SS&C shall provide a summary of such written information security program to Funds or Management upon written request. Should SS&C discover any virus, malware or a similar defect, it will notify Fund without undue delay after determining that it could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Client Data or Confidential Information maintained by SS&C.

9.6.    Without prejudice to SS&C’s obligations under Section 9.3, SS&C will promptly investigate material incidents of unauthorized access to or loss of Client Data, including Personal Data maintained by SS&C or its subprocessors (a “Data Breach”). SS&C will notify the applicable Fund and/or Management entity on a timely basis following any Data Breach in accordance with data protection Laws applicable to SS&C. Upon becoming aware of

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a relevant Data Breach, each Fund and/or Management entity (as applicable) shall be responsible for making notifications related to a Data Breach that Fund and/or Management entity are required to make by applicable Law and SS&C will work with any Fund and/or Management entity in good faith to allow such Fund and/or Management entity to make any notifications required by applicable Law. SS&C will promptly seek, in conjunction with Management, to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Management the corrective actions. SS&C will reasonably cooperate with any Funds and/or Management (as applicable) in the event of any Government Authority inquiry related to or arising out of a Data Breach.

9.7.     Where relevant to the Services, SS&C shall conduct a website vulnerability assessment (also known as a penetration test or ethical hack) at least annually of applicable web-facing technological infrastructure maintained by SS&C to provide the Services utilizing a certified independent third party. SS&C shall provide Fund or Management with a summary of such testing upon the written request of Fund or Management along with plans for corrective actions for material findings.

9.8.     At the request of the Funds or Management, on an annual basis and subject to a written disclaimer and indemnity, SS&C will provide the Funds and Management with a copy of its reports prepared under Statement on Standards for Attestation Engagements No.18., Service Organization Controls 1 (SOC1), as applicable to the Services and SS&C’s data processing environment. Upon Fund or Management written request, SS&C will meet with Client to discuss the reports and respond to Client’s inquiries with respect thereto, including providing a summary of SS&C’s remediation plans for any material deficiencies noted in the reports.

9.9.     To the extent required under GDPR in relation to the transfer of Personal Data outside of the EEA (in the case of EU Personal Data) or the UK (in the case of UK Personal Data) and to the extent GDPR applies to the transfer of Personal Data from Fund as controller where Fund is either (i) established in the EU and/or the UK or (ii) outside the EU and/or the UK and subject to Art 3.2 of GDPR to SS&C as processor where SS&C is established outside the EU and/or the UK and not subject to Art 3.2 of GDPR, where such transfer in the receipt and/or provision of Services under this Agreement constitutes an international data transfer for the purposes of the UK GDPR and/or the EU GDPR:

(a)	Fund and SS&C agree to incorporate into this Agreement the SCCs whereby Fund on one hand is the “data exporter” and Controller and SS&C on the other hand is the “data importer” and Processor.

(b)	With respect to the SSCs incorporated into this Agreement by reference:

(i)

the “competent supervisory authority” is the supervisory authority in Ireland with respect to transfers for EU GDPR purposes, and the Information Commissioner in the UK with respect to transfers for UK GDPR purposes;

(ii)	the footnotes, Clause 9(a) Option 1, Clause 11(a) Option and Clause 17 Option 2 are omitted;

(iii)	the time period in Clause 9(a) Option 2 is 30 days;

(iv)	Module Two Transfer controller to processor applies and Modules One, Three and Four are omitted;

(v)	the content of Schedule A of this Agreement shall constitute the content of the required corresponding annexes to the SCCs;

(vi)	the SCCs are governed by the law of Ireland with respect to transfers for EU GDPR purposes, and the law of England and Wales with respect to transfers for UK GDPR purposes; and

(vii)

any dispute arising from the SCCs will be resolved by the courts of Ireland and if there is any conflict between the terms of the Agreement and the SCCs in relation to data protection, the SSCs will prevail, provided that it is acknowledged and agreed by you that any claims arising in connection with breaches of Personal Data processing (including, but not limited to, claims for breach of the SCCs - Module Two Transfer controller to processor, to the extent incorporated into the Agreement pursuant to this paragraph 5 (each a “Data Protection Breach”) shall be subject to the applicable liability-related provisions of the Agreement, provided that nothing in this Agreement shall exclude the liability of either you or us related to a Data Protection Breach which cannot be limited or excluded under GDPR, to the extent applicable to both Fund on one hand and SS&C on the other hand.

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9.10.    Upon termination, any provision of this Agreement that expressly or by implication should come into or continue in force on or after termination of the Agreement in order to protect the Personal Data will remain in full force and effect.

10.	SS&C Property

10.1.    SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Fund nor Investment Manager nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.    Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.    Each Party may disclose the other Party’s Confidential Information:

(a)

In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)

In the case of SS&C, to SS&C Associate, Fund Representative, investor, Fund or Investment Manager, bank or broker, Fund or Investment Manager counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)

As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.

11.3.    Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.    SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law, subject to 11.2(c). SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services. Fund, Investment Manager and certain of their affiliates are subject to U.S. federal and state securities Laws and each may make disclosures as they deem necessary to comply with such Laws, subject to 11.2(c).

11.5.    Upon the prior written consent of an authorized officer of Fund or Investment Manager, SS&C shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, which consent shall not be unreasonably denied, delayed or conditioned, Fund shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Fund and regulatory filings of Fund and may file a copy of this Agreement with the SEC to the extent required by applicable Law. This Agreement shall not prohibit SS&C from using any Fund data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Investment Manager is named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Fund or some other Person, Fund will reasonably cooperate with any request by SS&C to include such notices. Fund shall not, in any communications with any Person, whether oral or written, make any representations

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stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of Fund, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund, Investment Manager or any of their respective assets, investors or customers.

12.	Notices

12.1.    Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier (iv) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention: Chief Operating Officer

                  General Counsel

E-mail: SSCGlobeOpNotices@sscinc.com

                  notices@sscinc.com

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@sscinc.com

If to Fund:

Carlyle Credit Income Fund

c/o Carlyle Global Credit Investment Management L.L.C.

One Vanderbilt Avenue, Suite 3400

New York, New York 10017

Attention: Chief Compliance Officer

E-mail: Joshua.lefkowitz@carlyle.com

13.	Miscellaneous

13.1.    Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.    Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C, which consent shall not be unreasonably denied, delayed or conditioned. SS&C may assign or otherwise transfer this Agreement with written notice to Fund, which shall be provided as soon as reasonably practicable: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Fund consent, Fund may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within 30 calendar days of such notice to rescind such assignment or transfer.

13.3.    Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York, without regard to the conflict of laws provisions thereof. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by law all rights to a trial by jury.

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13.4.    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.    Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Fund or any other Person for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.    Force Majeure. Neither Party will be responsible for any Losses of property in its possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events beyond SS&C’s reasonable control. SS&C shall use commercially reasonable efforts to minimize any Losses caused by, and the effects on the Services of any such event and shall maintain business continuity and disaster recovery plans consistent with its industry’s commercially reasonable practices. SS&C shall test such business continuity and disaster recovery plans no less frequently than annually, and upon request, Fund may attend such test (no more than once annually). Upon request, SS&C shall provide Fund with a letter confirming the completion of the most recent business continuity test and provide Fund with a summary of the results of such test.

13.7.    Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. Fund understands that SS&C may have commercial relationships with Data Suppliers and providers of technology, data or other services to Fund and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8.    No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.    No Solicitation. During the term of this Agreement, Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who has been materially involved in the provision of the Services without the consent of SS&C; provided, however, that the foregoing shall not prevent Fund from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates.

13.10.    No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.    Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund or Investment Manager is a party or otherwise related to Fund, Fund shall reimburse SS&C for all costs and expenses directly related to Fund, including the time of its professional staff at SS&C’s standard rates and the reasonable and documented cost of outside legal representation, that SS&C reasonably incurs in connection therewith. The fees of reputable counsel shall be deemed reasonable.

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13.13.    Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14.    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

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This Agreement has been entered into by the Parties as of the Effective Date.

SS&C Technologies, Inc.

ALPS Fund Services, Inc.

By:

Name:

Title:

Carlyle Credit Income Fund

By:

Name:	Lauren Basmadjian

Title:	Principal Executive Officer

Carlyle Global Credit Investment Management L.L.C.

By:

Name:	Justin Plouffe

Title:	Managing Director and Deputy Chief Investment Officer

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Schedule A

Services

A.	General

1.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	Fund acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)

Fund, Investment Manager and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for the SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Fund and Investment Manager informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)

Any warranty, representation, covenant or undertaking expressly made by Fund or Investment Manager under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(v)

SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

3.

Notwithstanding anything in this Agreement to the contrary, SS&C Tech is responsible for providing the Services listed under Section D “Shadow Loan Administration Servicing” while SS&C ALPS is responsible for providing all other Services.

4.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Investment Manager of the duties and obligations listed.

B.	Fund Accounting and Administration Servicing (these Services are applicable to Fund only and not to separate sleeves, subsidiaries or special purpose vehicles).

Fund Accounting

(i)	Calculate NAVs as required by Fund and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code.

(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties.

(iii)	Reconcile cash & investment balances with the custodian.

(iv)	Provide data and reports to support preparation of financial statements and filings.

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act.

(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies.

(vii)	Calculate monthly SEC standardized total return performance figures.

(viii)	Coordinate reporting to outside agencies including Morningstar, etc.

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(ix)	Prepare and file Form N-PORT.

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing.

(ii)	Prepare Forms N-CEN and N-CSR.

(iii)	Coordinate filing of Form N-CEN with the SEC.

(iv)	Host annual audits.

(v)	Prepare required reports for quarterly Board meetings.

(vi)	Monitor expense ratios.

(vii)	Maintain budget vs. actual expenses.

(viii)	Manage fund invoice approval and bill payment process.

(ix)	Assist with placement of Fidelity Bond and E&O insurance.

Tax Administration

(i)	Provide quarterly Subchapter M asset diversification compliance monitoring and reporting.

(ii)	Provide annual Subchapter M gross income test information.

Legal Administration

(i)	Coordinate annual updates to prospectus and statement of additional of additional information (as applicable).

(ii)	Coordinate standard layout and printing of a Prospectus.

(iii)	Prepare and print quarterly tender/repurchase offer.

(iv)	Coordinate filing of Forms N-CSR, N-PX and N-23c-3.

(v)	Coordinate EDGARization and filing of SEC documents.

(vi)	Prepare, compile and distribute quarterly board meeting materials.

(vii)	Participate in quarterly board meetings telephonically and prepare initial drafts of quarterly meeting minutes.

Compliance Administration

(i)	Perform monthly prospectus & SAI, SEC investment restriction monitoring.

(ii)	Provide warning/Alert notification with supporting documentation.

(iii)	Provide quarterly compliance testing certification to the Board of Trustees.

Notes and Terms to SS&C ALPS Services

1.

SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund.

2.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or its Investment Manager, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the

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“Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and the Investment Manager. SS&C ALPS will report violations, if any, to the Investment Manager and Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.

SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in Fund accounting source reports and supplemental data from third-party sources. The Investment Manager agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve Fund or its Investment Manager of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of Fund or its Investment Manager (or any other Party) as applicable, with respect to Portfolio Compliance.

4.

Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Investment Manager, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Partiers or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund acknowledges that it is solely responsible for validating the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, its Investment Manager, Fund’s custodian or other Fund service provider.

5.

SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	CCO Services and Terms

1.	Within this Section C, the following definitions will apply:

(i)

“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-1, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm- Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

(ii)

“Material Compliance Matter” shall mean “any compliance matter about which the Fund’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Fund or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of the Fund, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Fund, or the written compliance policies and procedures of the service providers to the Fund.

(iii)	“Rule 38a-1” shall mean Rule 38a-1 under the 1940 Act

2.

All Services described in this Section C (the “CCO Services”) are optional and only apply upon the request of Fund that SS&C ALPS provide such CCO Services and the written acceptance of such request by SS&C ALPS. SS&C ALPS requires 120 days’ notice prior to commencement of provision of such CCO Services,

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which time period may be reduced upon mutual agreement. The Board of Trustees of the Fund may terminate the provision of CCO Services on 120 days written notice to SS&C ALPS. All CCO Services fees described in Fee Letter will continue until the later of 120 days from the receipt of such termination notice or the date that the SS&C ALPS employee no longer serves as the Fund’s Chief Compliance Officer.

3.

SS&C ALPS shall designate, subject to the approval of the Fund’s Board of Trustees, one of its own employees to serve as Chief Compliance Officer of the Fund within the meaning of Rule 38a-1 (such individual, the “CCO”). The CCO shall render to the Fund such advice and services as are required to be performed by a CCO under Rule 38a-1 and as are set forth as follows:

(i)

Review of Compliance Program. The CCO shall, with the assistance of the Fund, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.” In addition to provisions of Federal Securities Laws that apply to the Fund, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Fund from the Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or the Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

(ii)

Administration of Compliance Program. The CCO shall administer and enforce the Fund’s Compliance Program. The CCO shall consult with the Board of Trustees and the Fund’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).

(iii)

Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Fund, adherence to the written compliance policies and procedures of the Fund’s service providers, including the Fund, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:

(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

(b)

The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Fund’s Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

(c)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Fund:

a.

In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to the Fund a summary of core services that it provides to the Fund or, if no such summary is available, that it has delivered to the Fund copies of the relevant policies and procedures.

b.

The Service Provider will provide to the Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

c.

The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

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d.

The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

(iv)

Annual Review. Rule 38a-1 requires that, at least annually, the Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Fund. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of the CCO Services.

(v)	Attendance of Board Meetings; Reports to the Fund’s Board; Escalation

(a)	The CCO shall attend up to four board meetings per year.

(b)

The CCO shall make regular reports to the Board of Trustees of the Fund regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Fund and the Service Providers and such other matters as the Board of Trustees of the Fund may reasonably request.

(c)	In addition, at least annually, the CCO shall submit a written report to the Board of Trustees of the Fund addressing the following issues:

a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

b.	any material changes made to the Compliance Program since the date of the last report;

c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

d.	each “Material Compliance Matter” that occurred since the date of the last report.

(d)

This written report shall be based on the Annual Review. The first written report shall be presented to the Board of Trustees of the Fund no later than 90 days after the date of the first Annual Review.

(e)	The CCO shall report any Material Compliance Matters to the Board of Trustees at least quarterly.

(vi)

Recordkeeping. The CCO expects to rely on the Fund or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that the Fund records will be maintained in accordance with the Fund’s recordkeeping policy and applicable law, including provisions requiring that any material violation of the Fund’s recordkeeping policy and/or applicable law by the service provider be promptly reported to the CCO.

(vii)

Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the Fund and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by Fund or the Board.

4.

The parties agree that only employees of SS&C ALPS and its Affiliates shall act as CCO or otherwise perform services to the Fund under this Agreement unless otherwise agreed to by the Fund. Notwithstanding his/her other duties for SS&C ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. Fund acknowledges that other employees of SS&C ALPS and its Affiliates will assist the CCO in the performance of his/her duties hereunder.

5.

For clarity, the Fund shall reimburse, or shall cause the Fund to reimburse, SS&C ALPS for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket disbursements incurred by SS&C ALPS in connection with the performance of SS&C ALPS’ or the CCO’s duties hereunder.

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6.

Fund shall cooperate in good faith with SS&C ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, Fund shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with SS&C ALPS and the CCO, in each case as SS&C ALPS or the CCO may reasonably request. Fund shall provide SS&C ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist SS&C ALPS and the CCO in obtaining the cooperation of the Service Providers. Fund shall provide SS&C ALPS and the CCO with such books and records regarding the Fund as SS&C ALPS and the CCO may reasonably request.

D.	Shadow Loan Administration Servicing

(i)	Upload loan level details received from Client or its third party servicer in SS&C standard formats.

(ii)	Record loan level P&L, fee calculation and accounting reconciliation.

(iii)	Record level valuations provided by Client.

(iv)	Record cash reconciliations at loan level for all payments and disbursements.

(v)	Provide monthly reporting (delinquency, trial balance).

(v)	Establish monthly loan level extract to interface with Client’s general ledger.

E.	Report Modernization Terms and Conditions

1.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Report Mod Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

(i)

In connection with completion of the Report Mod Data Services, Market Data may be supplied to Fund through an SS&C Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any Person other than an employee of an Affiliate or Investment Manager who is authorized by Fund and does provide services to the Fund related to the Services provided under this Agreement or to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

(ii)

Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)

No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)

Notwithstanding anything in this Agreement to the contrary, no Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision

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of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Fund or any other Person on such Market Data. Further, Fund shall indemnify all applicable Data Suppliers against, and hold such Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any Data Provider suffer, incur, or pay as a result of any Third Party Claim (to the extent such Claim makes allegations against Fund) or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom. For the avoidance of doubt, Fund shall not indemnify any Data Supplier or hold any Data Supplier harmless from any Losses suffered, incurred or paid as a result of any Third Party Claim to the extent such Third Party Claim makes allegations against any SS&C Associate or any of its affiliates.

(v)

Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(v)

FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

F.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not Fund’s tax advisor and does not provide any tax advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.

If SS&C allows Fund, Investment Manager, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)

Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)

SS&C grants to Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

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(iii)

Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither Fund nor Investment Manager will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.

Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.

SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	SS&C shall reasonably cooperate with Fund on a form of compliance certificate to be provided to Fund and the Board of Trustees on a quarterly basis.

6.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s portal.

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SCHEDULE B

Information relating to the processing of Personal Data

Subject matter of processing	Personal Data, as summarized below, transferred by Fund (or investors and prospective investors)
or otherwise obtained by SS&C or its Affiliates as Processor in connection with the Services under this Agreement.

Duration of processing	The term of this Agreement and, if applicable, after the termination of this Agreement, to the extent required by applicable Law, or as agreed between the Parties in writing.

Nature and purpose of processing	Processing of Personal Data, which may include special categories of Personal Data, for the purposes of the Services provided under this Agreement.

Types of Personal Data	Information relating to identified or identifiable natural persons, such as name, gender, date of birth, age, nationality, photographs; home/work landline phone number, personal/work mobile, home/work postal address, personal/work email address; bank account number, source of funds, personal net worth, details of investment activities; passport number, driver’s licence number, social security or national insurance number, or other tax identification number.

Categories of data subjects	Natural persons connected with Fund, such as investors and individuals associated with investors, the Investment Manager, including their directors, members, agents or representatives, employees, partners, shareholders, and beneficial owners.

International transfers	The United States of America and other jurisdictions subject to Section 9.3(g) of this Agreement.

Technical and organizational security measures	See Section 9.5 and 9/7 of this Agreement.

Subprocessors	See Section 2.3 of this Agreement.

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